Exhibit 4-g

€100,000,000 TERM LOAN FACILITY

CREDIT AGREEMENT

by and among

NORDSON HOLDINGS S.a.r.l. & Co. KG

as Borrower,

NORDSON CORPORATION

as Parent Guarantor

THE BANKS PARTY HERETO

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Administrative Agent

and

Dated as of August 23, 2013

LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule 1	-	Banks and Commitments

Exhibits

EXHIBIT A	-	NOTE
EXHIBIT C	-	NOTICE OF LOAN
EXHIBIT D	-	COMPLIANCE CERTIFICATE
EXHIBIT E	-	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F	-	GUARANTY OF PAYMENT OF DEBT

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of August 23, 2013, among the following:

(i) NORDSON HOLDINGS S.a.r.l. & Co. KG, a German partnership (“Borrower”)

(ii) NORDSON CORPORATION, an Ohio corporation (“Parent Guarantor”);

(iii) the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, “Banks”, and individually each a “Bank”); and

(iv) THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent for the Banks under this Agreement (in such capacity as Administrative Agent, “Agent”).

WITNESSETH:

WHEREAS, Borrower and the Banks desire to contract for the establishment of a One Hundred Million Euros (€100,000,000) term loan facility, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2011 NYLIM Note Purchase Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of June 30, 2011, pursuant to which Parent Guarantor issued and sold Seventy-Five Million Dollars ($75,000,000) in aggregate principal amount of its Senior Notes and may issue and sell up to an additional One Hundred Million Dollars ($100,000,000) of its Senior Notes.

“2012 Senior Note Purchase Agreement” shall mean the Master Note Purchase Agreement, dated as of July 26, 2012, pursuant to which Parent Guarantor issued and sold Two Hundred Million Dollars ($200,000,000) of its Senior Notes.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Borrower or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having more than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter, dated as of August 23, 2013, among Borrower and Agent.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” shall mean:

(a) for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, Level IV on the pricing grid below; and

(b) commencing with the financial statements for FQE July 31, 2013, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2013 and continue until the Maturity Date :

Leverage Ratio	Euro Margin	Base Rate Margin
Level I-_Greater than 3.25 to 1.00	162.50 basis points	62.50 basis points

Level II-Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	137.50 basis points	37.50 basis points

Level III-Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	112.50 basis points	12.50 basis points

Level IV-Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	92.50 basis points	0.00 basis points

Level V-Greater than 0.50 to 1.00, but less than or equal to 1.25 to 1.00	82.50 basis points	0.00 basis points

Level VI-Less than or equal to 0.50 to 1.00	75.00 basis points	0.00 basis points

4

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section5.02 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.06 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit E.

“Authorized Officer” shall mean (i) in the case of Borrower, its chief executive officer, its chief financial officer, its treasurer, or any vice president of Borrower designated as an “Authorized Officer” of Borrower for the purpose of this Agreement in an Officer’s Certificate executed by Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Bank, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Bank. Any action taken under this Agreement on behalf of Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Borrower and whom Agent or any Bank in good faith believes to be an Authorized Officer of Borrower at the time of such action shall be binding on Borrower even though such individual shall have ceased to be an Authorized Officer of Borrower, and any action taken under this Agreement on behalf of the Agent or any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Bank and whom Borrower in good faith believes to be an Authorized Officer of the Agent or such Bank at the time of such action shall be binding on the Agent or such Bank even though such individual shall have ceased to be an Authorized Officer of the Agent or such Bank.

“Bank” and “Banks” has the meaning set forth in the first paragraph of this Agreement.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the ECB Target Rate, plus 3.0%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” shall mean a Loan described in Section 2.01 hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York, New York, and, if the applicable Business Day relates to any Euro Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of Parent Guarantor or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of Parent Guarantor or any Subsidiary of Borrower in respect of Parent Guarantor’s or any Subsidiary’s capital stock or other equity interest, including, but not limited to, any Share Repurchase.

“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Parent Guarantor; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent Guarantor by persons who were neither (i) nominated by the board of directors of Parent Guarantor nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“CIP Regulations” shall have the meaning provided in Section 9.11 hereof.

“Closing Date” shall mean the effective date of this Agreement, which date is August 23, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder, of each Bank to participate in the making of Loans on the Closing Date up to the aggregate amount set forth opposite such Bank’s name under the column headed “Commitment Amount” as set forth on Schedule 1.

“Commitment Percentage” shall mean, at any time for any Bank, a percentage obtained by dividing such Bank’s Commitment by the Total Commitment Amount. The Commitment Percentage for each Bank as of the Closing Date is set forth opposite such Bank’s name under the column headed “Commitment Percentage” as described in Schedule 1 hereto.

“Company” shall mean Borrower, Parent Guarantor or a Subsidiary.

“Companies” shall mean Borrower, Parent Guarantor and all their respective Subsidiaries.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) SEC.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean the resultant consolidation of the financial statements of Parent Guarantor and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Parent Guarantor or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Parent Guarantor for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if Parent Guarantor obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Parent Guarantor for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of Parent Guarantor and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Parent Guarantor for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Net Earnings” shall mean the sum of (a) Consolidated Net Earnings, plus (b)(i) without duplication, the Net Earnings of Subsidiaries acquired by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such Net Earnings of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the Net Earnings of Subsidiaries disposed of by Parent Guarantor and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean Borrower, Parent Guarantor, and each Person required to be aggregated with Borrower or Parent Guarantor under Code Sections 414(b), (c), (m) or (o).

“Covered Entity” shall mean Borrower, Parent Guarantor, their respective Affiliates and Subsidiaries, all Guarantors, any pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Loans.

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Borrower (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent to be the Published Rate on such day.

“Debt” shall mean, collectively, all Indebtedness incurred by Borrower to Agent and the Banks pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the fees and any prepayment fees and other amounts payable hereunder.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.

“Defaulting Bank” shall mean any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Bank any other amount required to be paid by it hereunder, (b) has become the subject of a Bankruptcy Event or (c) has failed at any time to comply with the provisions of Section 8.04.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Derived Euro Rate” shall mean with respect to a Euro Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the LIBOR Rate.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, as of any date of computation, the equivalent amount of such currency expressed in Dollars.

“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.

“ECB Target Rate” shall mean the target rate set by the European Central Bank.

“Eligible Assignee” shall have the meaning given to such term in Section 10.10(a).

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Parent Guarantor within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Parent Guarantor within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Parent Guarantor or of the imposition of a Lien on the assets of Parent Guarantor or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Parent Guarantor; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Euro” and the sign “€” shall mean the lawful currency of the member states of the European Union which adopted the Council Regulation E.C. No. 1103/97 dated June 17. 1997 passed by the Council of the European Union, or, if different, then the lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Euro Loan” shall mean a Loan described in Section 2.01 hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.09) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Syndicated Credit Agreement” shall mean that certain Credit Agreement dated as of December 9, 2011 by and among Parent Guarantor and the financial institutions party thereto as the same may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“Exposure” shall mean, at any time, the sum of the aggregate principal Dollar amount of all Loans outstanding.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower or Parent Guarantor.

“Foreign Bank” shall mean a Bank that is not a U.S. Person.

“FQE October 31” shall mean, for any fiscal year of Parent Guarantor, Parent Guarantor’s fiscal quarter of such year ending on or about October 31.

“GAAP” shall have the meaning given to such term in Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean Parent Guarantor and any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date, or any other Person that shall deliver a Guaranty of Payment to the Agent or any Bank on or after the Closing Date.

“Guaranty of Payment” shall mean guaranty in the form and substance attached hereto as Exhibit F duly completed to the reasonable satisfaction to the Agent.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, for Parent Guarantor or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by Parent Guarantor or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in the ordinary course business), (e) all synthetic leases, (f), all obligations of Parent Guarantor or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, and (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Parent Guarantor, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Parent Guarantor’s customary financial reporting practices.

“Interest Period” shall mean, with respect to a Euro Loan, a period of one (1), two (2), three (3) or six (6) months, as selected by Borrower in accordance with Section 2.02 hereof, commencing on the applicable date of borrowing or conversion of such Euro Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by prepayment or conversion rights or obligations as provided in Section 2.01 or Section 3.05 hereof, or maturity of Euro Loans as provided in Section 2.01 hereof, Borrower shall not select a period that extends beyond the date of such prepayment, conversion or maturity; if Borrower fails to select a new Interest Period with respect to an outstanding Euro Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Euro Loan, Borrower shall be deemed to have converted such Euro Loan to a Base Rate Loan at the end of the then current Interest Period.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Parent Guarantor, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Borrower and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Banks) as set forth on the financial statements of Parent Guarantor and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“LIBOR Rate” shall mean, with respect to a Euro Loan, for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Euro deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Euro deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Euro Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1

The Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.

“Loan” shall mean a loan in Euros made by the Banks to Borrower pursuant to Section 2.01 hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Agent Fee Letter and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean Borrower and each Guarantor of Payment.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Parent Guarantor and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Banks hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of Parent Guarantor or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.

“Maturity Date” shall mean August 30, 2016, unless extended pursuant to Section 2.07.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Non-Consenting Bank” shall mean any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Banks in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Banks.

“Note” shall mean any note delivered pursuant to Section 2.01 of this Agreement.

“Note Purchase Agreements” shall mean, collectively, the 2011 NYLIM Note Purchase and the 2012 Senior Note Purchase Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor of Payment, and (b) any signatory to a Related Writing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).

“Participant” shall have the meaning provided to such term in Section 10.11(c).

“Participant Register” shall have the meaning specified in Section 10.11(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Parent Guarantor or its Subsidiaries sell or transfer the accounts receivables of Parent Guarantor or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Parent Guarantor or any Subsidiary, (b) there is no recourse or obligation to Parent Guarantor or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither Parent Guarantor nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Borrower or any ERISA Affiliate.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries permitted by Section 5.05(i) and (b) all Indebtedness of Borrower secured by any Liens permitted by Section 5.06(g).

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which Euro deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Parent Guarantor that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” shall mean (a) the Agent and (b) any Bank, as applicable.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Banks(s)” shall mean the holders of greater than fifty percent (50%) of the aggregate principal amount of those outstanding Loans. The Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Restricted Payment” shall mean, with respect to Borrower, Parent Guarantor or any Subsidiary, (a) any Capital Distribution, or (b) any amount paid by Borrower or Parent Guarantor in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC” shall mean the United States Securities Exchange Commission.

“Share Repurchase” shall mean the purchase, repurchase, redemption or other acquisition by Parent Guarantor from any Person of any capital stock or other equity interest of Parent Guarantor.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Banks) in favor of the prior payment in full of the Debt.

“Subordinated Indebtedness” shall mean, for Borrower, Parent Guarantor or any Subsidiary any Indebtedness that is Subordinated.

“Subsidiary” of Borrower or Parent Guarantor or any of their Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower, Parent Guarantor or by one or more other Subsidiaries of Borrower or Parent Guarantor or by Borrower, Parent Guarantor and one or more Subsidiaries of Borrower or Parent Guarantor, (ii) a partnership or limited liability company of which Borrower or Parent Guarantor, one or more other Subsidiaries of Borrower or Parent Guarantor or Borrower or Parent Guarantor and one or more Subsidiaries of Borrower or Parent Guarantor , directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which Borrower or Parent Guarantor, one or more other Subsidiaries of Borrower or Parent Guarantor or Borrower or Parent Guarantor and one or more Subsidiaries of Borrower or Parent Guarantor , directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” shall mean the principal amount of One hundred million Euros (€100,000,000); provided, however, that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the outstanding balance of any Loan on any Business Day selected by Agent.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Parent Guarantor, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph Section 3.02(f).

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.02 Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Parent Guarantor and its Subsidiaries made available pursuant to Section 5.01(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 5.01(a). Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

Section 1.03 Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II.

AMOUNT AND TERMS OF CREDIT

Section 2.01 Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, each Bank, for itself and not one for any other, agrees to participate in Loans made hereunder on the Closing Date.

Borrower shall have the option to choose any combination of (a) Base Rate Loans, or (b) Euro Loans. No Loans may be borrowed after August 31, 2013. Borrower shall be entitled to repay Loans in whole or in part, but once repaid a Loan may not be re-borrowed.

The obligation of each Bank to make Loans to the Borrower shall be in the proportion that such Bank’s Commitment bears to the Commitments of all Banks to the Borrower, but each Bank’s Loan to the Borrower shall never exceed its Commitment. The failure of any Bank to make a Loan shall not relieve any other Bank of its obligations to make a Loan nor shall it impose any additional liability on any other Bank hereunder. The Banks shall have no obligation to make Loans hereunder after the Closing Date. The Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01. The Loans shall be due and payable in full on the Maturity Date.

Borrower shall pay interest on the unpaid principal amount of Base Rate Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such Base Rate Loans shall be payable on the last day of each June, September, December and March of each year and at the maturity thereof.

Borrower shall pay interest on the unpaid principal amount of each Euro Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Euro Rate. Interest on such Euro Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the Banks shall convert outstanding Base Rate Loans to Euro Loans at any time and shall convert outstanding Euro Loans to Base Rate Loans on any Interest Adjustment Date.

The obligation of Borrower to repay Loans made to it by each Bank pursuant to this Section 2.01 and to pay interest thereon shall be evidenced by a Note of Borrower in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Commitment.

Section 2.02 Conditions To Loans and Conversion/Continuation of Loans. The obligation of the Banks to make, continue or convert any Loan, is conditioned, in the case of the borrowing, conversion or continuation hereunder, upon:

(a) all conditions precedent as listed in Article IV hereof shall have been satisfied;

(b) with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (New York, New York time) two (2) Business Days prior to the proposed date of borrowing or conversion, and, with respect to Euro Loans, by 11:00 A.M. (New York, New York time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation. Agent shall notify each Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (New York, New York time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (New York, New York time), with the amount in federal or other immediately available funds, required of it. If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Bank, Agent shall have the right, upon prior notice to Borrower, to debit any account of the Borrower or otherwise receive from Borrower, on demand, such amount, in the event that such Bank fails to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Bank at the ECB Target Rate in the event that such Bank shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds;

(c) Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than One Million Euros (€1,000,000), increased by increments of Two Hundred Thousand Euros (€200,000); or (ii) a Euro Loan shall be in an amount of not less than Five Million Euros (€5,000,000);

(d) the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist;

(e) the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making, conversion, or continuation of such Loan, except to the extent that any thereof expressly relate to an earlier date; and

(f) the proceeds of such Loans will be used (i) for general corporate purposes of the Borrower, and (ii) to pay fees and expenses related to this Agreement.

At no time shall Borrower request that Euro Loans be outstanding for more than ten (10) different Interest Periods, at any time, and, if Base Rate Loans are outstanding, then Euro Loans shall be limited to nine (9) different Interest Periods.

Each request by Borrower for the conversion or continuation of a Loan hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (d), (e) and (f) above.

Each request for a Euro Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund such Euro Loan. A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

Section 2.03 Payments, Etc.

(a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Euros. With respect to (i) any Loan, or (ii) any other payment to Agent and the Banks that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Banks of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Euros. All payments described in this subsection (b) shall be remitted to Agent by wire transfer not later than 11:00 A.M. (New York, New York time) on the due date thereof in immediately available funds for the credit of the Agent on behalf of the Banks, SWIFT ID BOTKGB2L, A/C#GB82 BOTK 3001 0900 0011 07, attention to Ligia Castro, Loan Operations Dept., Reference: Nordson Holdings S.a.r.l. & Co. KG. Any such payments received by Agent after 11:00 A.M. (New York, New York time) shall be deemed to have been made and received on the next following Business Day.

(c) Payments Net of Taxes. All payments under this Agreement or any other Loan Document by Borrower or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Bank (and withholding relating thereto) other than such income or franchise taxes arising solely from such Bank having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then Borrower or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due. In each such case, Borrower shall provide to the applicable Bank evidence demonstrating that such taxes or levies have been paid.

(d) Payments to Banks. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share, if any, of the amount of principal, interest, and fees received by it for the account of such Bank. Each Bank shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Euro Loans, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Bank, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Euro Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.04 Prepayment.

(a) Right to Prepay. Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Banks, all or any part of the principal amount of the Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(b) Prepayment Fees.

(i) Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment (or, any assignment pursuant to Section 3.09(ii)) of a Euro Loan, Borrower agrees that if the reinvestment rate with respect to the amount of such Euro Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the LIBOR Rate applicable to the Euro Loan that is intended to be prepaid (hereinafter, “Last LIBOR”), then the Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Bank, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Euro Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Euro Loan that is to be prepaid divided by (2) three hundred sixty (360) but no additional premium or penalty shall apply. In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon Borrower’s receipt of a written statement from Agent.

(c) Notice of Prepayment. Borrower shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (New York, New York time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Euro Loan not later than 1:00 P.M. (New York, New York time) three (3) Business Days prior to the Business Day on which such prepayment is to be made.

(d) Minimum Amount. Each prepayment of a Euro Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Euros (€5,000,000), except in the case of a mandatory prepayment in connection with Article III hereof.

(e) Application of Prepayment. All prepayments required pursuant to this Section 2.04 shall first be applied among the Base Rate Loans, then to Euro Loans.

Section 2.05 Fees. Borrower shall pay to Agent the fees set forth in the Agent Fee Letter.

Section 2.06 Computation of Interest and Fees; Default Rate. With the exception of Base Rate Loans, interest on Loans and fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Banks, the principal of each Loan, the unpaid interest thereon and any other amounts owing hereunder shall bear interest, until paid, at the Default Rate. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Section 2.07 Extension of Maturity Date. Not earlier than 180 days prior to, nor later than 30 days prior to the then effective Maturity Date, Borrower may, on up to two (2) annual occasions, upon written notice to the Administrative Agent (which shall promptly notify the Banks) and satisfaction of the following conditions, extend the Maturity Date by one (1) year. The extension of the Maturity Date shall become effective on the date on which the following conditions precedent have been satisfied: (i) Administrative Agent shall have received the written notice referred to above, (ii) Borrower shall have paid to the Administrative Agent, for the benefit of each Bank, an extension fee, which fee shall be due and payable for each extension, in an amount equal to 5 basis points multiplied by the amount of Loan, and (iii) no default or Event of Default exists or is continuing.

ARTICLE III.

INCREASED CAPITAL; TAXES, ETC.

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Bank, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Bank, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Tax Law, Etc.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.02, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Banks.

(i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing.

(A) any Bank that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate acceptable to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes, a creditable tax or tax credit (hereinafter for this section referred to as a “Tax Refund”) as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such Tax Refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.02, Section 3.01, Section 3.04 and Section 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Euro Deposits Unavailable or Interest Rate Unascertainable. In respect of any Euro Loan, in the event that Agent shall have determined that for Euro Loans, that Dollar deposits in the relevant amount for the relevant Interest Period for such Euro Loan are not available to Agent in the applicable Euro market, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of a conversion of an existing Base Rate Loan to a Euro Loan shall be deemed a notice to continue a Base Rate Loan, and (b) Borrower shall be obligated either to prepay, or with respect to a Euro Loan, to convert to a Base Rate Loan, any outstanding Euro Loan on the last day of the then current Interest Period with respect thereto.

Section 3.04 Indemnity. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense that such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any Euro Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Euro Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05 Changes in Law Rendering Euro Loans Unlawful. If at any time any Change in Law shall make it unlawful for any Bank to fund any Euro Loan that it is committed to make hereunder, the commitment of such Bank to fund such Euro Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its commitment with respect to such Euro Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Euro market of any Euro Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Euro Loan (if a Euro Loan) to a Base Rate Loan or prepay such Euro Loan to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.04 hereof.

Section 3.06 Funding. Each Bank may, but shall not be required to, make Euro Loans hereunder with funds obtained outside the United States or such Loans may be made through a branch or affiliate of any Bank.

Section 3.07 Capital Adequacy. If any Bank shall have determined, after the Closing Date, that a Change in Law affecting such Bank or any lending office of such Bank, if any, regarding capital adequacy (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (made within one hundred eighty (180) days of such Bank becoming aware of the reason giving rise to such demand), with a copy to Agent, Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

Section 3.08 Application of Provisions. Notwithstanding anything in this Agreement to the contrary, no Bank shall demand compensation for any reduction referred to in Section 3.01, Section 3.02, Section 3.03 or Section 3.07 hereof if it shall not at the time be the general policy or practice of such Bank to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.09 Replacement of Banks. If any Bank requests compensation under Section 3.01 or Section 3.07, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.07 or if any Bank is a Non-Consenting Bank or if any Bank is a Defaulting Bank, then Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i) Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;

(ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank or a Defaulting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

CONDITIONS PRECEDENT

The effectiveness of this Agreement and the obligation of the Banks to make the Loan is subject to Borrower satisfying each of the following conditions, each in form and substance satisfactory to Agent:

Section 4.01 Loan Documents. Each of Borrower and/or Parent Guarantor shall have executed and delivered to (i) Agent, this Agreement, and each of the Loan Documents to be executed by it respectively, and (ii) in the case of Borrower only, each Bank, its Note.

Section 4.02 Good Standing Certificate. Parent Guarantor shall have delivered to Agent a good standing certificate, issued on or about the Closing Date by Ohio Secretary of State.

Section 4.03 Legal Opinion. Borrower shall have delivered to Agent opinions of counsel for Parent Guarantor from U.S. Counsel

Section 4.04 Agent Fee Letter; Legal Fees. Borrower shall have (a) paid to Agent the fees described in the Agent Fee Letter, and (b) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

Section 4.05 Closing Certificate. Parent Guarantor shall have delivered to Agent and the Banks an officer’s certificate certifying that, as of the Closing Date, (a) all conditions precedent set forth in this Article IV have been satisfied, (b) no Default or Event of Default exists nor immediately after the making of the Loan will exist, (c) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date, and (d) no material adverse change has occurred in the financial condition or operations of the Companies since April 30, 2013.

ARTICLE V.

COVENANTS

Borrower agrees that, so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01 Financial Statements. Borrower covenants that it will deliver to each Bank:

(a) within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Parent Guarantor, balance sheets of Parent Guarantor as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Banks and certified by a Financial Officer of Parent Guarantor;

(b) within ninety (90) days after the end of each fiscal year of Parent Guarantor, (i) an annual audit report of Parent Guarantor for that year prepared on a Consolidated and consolidating (but only as to Parent Guarantor and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Banks and certified by an independent public accountant satisfactory to the Required Banks, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Parent Guarantor’s annual report for any fiscal year of Parent Guarantor on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c) concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate from Parent Guarantor;

(d) as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Parent Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Parent Guarantor (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Parent Guarantor’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and

(e) within ten (10) days of the written request of Agent or any Bank (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Borrower or Parent Guarantor, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Guarantor posts such documents, or provides a link thereto on Parent Guarantor’s website on the Internet at the website address; or (ii) on which such documents are posted on Parent Guarantor’s behalf on an Internet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Agent or any Bank that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) Borrower shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.02 Franchises. Parent Guarantor will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Parent Guarantor shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.03 ERISA Compliance. None of Parent Guarantor or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Parent Guarantor or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Parent Guarantor.

Section 5.04 Financial Covenants.

(a) Leverage Ratio. Parent Guarantor shall not suffer or permit the Leverage Ratio to exceed 3.50 to 1.00.

(b) Interest Coverage Ratio. Parent Guarantor shall not suffer or permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.05 Indebtedness. Parent Guarantor will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.05 shall not apply to:

(a) Loans or any Indebtedness under this Agreement;

(b) the unsecured Indebtedness under the Existing Syndicated Credit Agreement in an aggregate principal amount not to exceed Seven Hundred Fifty Million Dollars ($750,000,000);

(c) the unsecured Indebtedness of Parent Guarantor under the 2011 NYLIM Note Purchase Agreement in an aggregate principal amount not to exceed One Hundred Seventy-five Million Dollars ($175,000,000);

(d) the unsecured Indebtedness under the 2012 Senior Notes Purchase Agreement in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000);

(e) the unsecured Indebtedness of Parent Guarantor owing to The Bank of Tokyo-Mitsubishi UFJ, Ltd. up to the Dollar Equivalent of One Billion Japanese Yen (¥1,000,000,000);

(f) loans or capital leases to Parent Guarantor or any of its Subsidiaries for the purchase or lease of fixed assets, which loans or leases are secured by the assets being purchased or leased, so long as the aggregate then outstanding principal amount of all such loans and leases for Parent Guarantor and its Subsidiaries do not exceed the greater of (i) One Hundred Million Dollars ($100,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets at any time;

(g) Indebtedness owed by Parent Guarantor or a Subsidiary (other than the Receivables Subsidiary) to Parent Guarantor or another Subsidiary (other than the Receivables Subsidiary);

(h) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as (a) the funded amount, together with any other Indebtedness thereunder, does not exceed the greater of (1) Two Hundred Million Dollars ($200,000,000) and (2) an amount equal to ten percent (10%) of Consolidated Total Assets at any time, and (b) Borrower provides a copy of the documents evidencing such transaction to the Agent; and

(i) additional Indebtedness of Parent Guarantor or any Subsidiary, to the extent not otherwise permitted pursuant to any of the foregoing clauses of this Section 5.05, so long as (i) Parent Guarantor will be in pro forma compliance as of the applicable measurement period with Section 5.04 hereof after giving effect to the incurrence of such Indebtedness and (ii) no Event of Default shall exist prior to or after giving effect to the incurrence of any such Indebtedness.

Section 5.06 Liens. Parent Guarantor covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Parent Guarantor or any of its Subsidiaries;

(d) any Lien granted to Agent, for the benefit of the Banks;

(e) Liens on fixed assets securing the loans or capital leases pursuant to Section 5.05(f) hereof, provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;

(f) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(g) any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (f) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness does not exceed at any time, for Parent Guarantor and all Subsidiaries, an amount equal to fifteen percent (15%) of Consolidated Total Assets.

Parent Guarantor shall not, and shall not permit any Subsidiary (other than the Receivables Subsidiary) to, enter into any Material Indebtedness Agreement (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to Section 5.05(b), (c), (d), (e), (f) (but only with respect to the assets the subject thereof) or (i) above) that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower or any of Subsidiaries.

Section 5.07 Merger and Sale of Assets. Parent Guarantor covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary (other than the Receivables Subsidiary) may merge with (a) Parent Guarantor (provided that Parent Guarantor shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(b) Parent Guarantor may sell, lease, transfer or otherwise dispose of any of its assets to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) Parent Guarantor, or (b) any Subsidiary (other than the Receivables Subsidiary);

(c) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) and (b) above, Borrower and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility; and

(d) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) through (c) above, Parent Guarantor or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to any Person so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by Parent Guarantor and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Borrower.

Section 5.08 Acquisitions. Parent Guarantor covenants that it will not, and will not permit any Subsidiary to, effect an Acquisition, except that Parent Guarantor or any Subsidiary (other than the Receivables Subsidiary) may effect additional Acquisition provided that (i) if such Acquisition is a merger or consolidation with Parent Guarantor, Parent Guarantor shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.09 Affiliate Transactions. Parent Guarantor covenants that it will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent Guarantor or its Subsidiaries on terms that are less favorable to Parent Guarantor or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (i) the payment of customary and reasonable directors’ fees to directors who are not employees of Parent Guarantor or its Subsidiaries or any Affiliate thereof; or (ii) any transaction, including, but not limited to the transactions contemplated pursuant to the Permitted Receivables Facility, between Parent Guarantor and an Affiliate that Parent Guarantor reasonably determines in good faith is beneficial to Parent Guarantor and its Affiliates as a whole and that is not entered into for the purpose of hindering the exercise by the Agent or any Bank of its rights or remedies under this Agreement or any other Loan Document.

Section 5.10 Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11 Notice. Parent Guarantor covenants that it will promptly notify the Agent and the Banks whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default is highly likely to occur hereunder, (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements so long as each is a Material Indebtedness Agreement), or (c) any Reportable Compliance Event.

Section 5.12 Environmental Compliance. Except where the failure to do so would not have or result in a Material Adverse Effect, Parent Guarantor covenants that it will, and shall cause each Subsidiary to, (i) comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Parent Guarantor or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise and (ii) not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Parent Guarantor or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law. Parent Guarantor shall defend, indemnify and hold the Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of Parent Guarantor or any of its Subsidiaries with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.13 Restricted Payments. Parent Guarantor covenants that it will not make or commit itself to make any Restricted Payment if an Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.14 Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely as required in Section 2.02(f) hereof.

Section 5.15 Restrictive Agreements. Except as set forth in this Agreement, Parent Guarantor covenants that it will not, and will not permit any Subsidiary (excluding the Receivable Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (excluding the Receivables Subsidiary) to (a) make, directly or indirectly, any Capital Distribution to Parent Guarantor; (b) make, directly or indirectly, loans or advances or capital contributions to Parent Guarantor; or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary (excluding the Receivables Subsidiary) to Parent Guarantor, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (3) customary restrictions in security agreements or mortgages securing Indebtedness of Parent Guarantor or its Subsidiaries to the extent such restrictions only restrict the transfer of the property subject to such security agreement or mortgage or (4) customary and reasonable restrictions in agreements necessary to obtain loans and credit facilities so long as such restrictions do not materially encumber the ability of the Subsidiaries taken as a whole to make Capital Distributions.

Section 5.16 Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Parent Guarantor covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements, so long as each is a Material Indebtedness Agreement) unless, prior to or concurrently therewith (i) Parent Guarantor shall have caused each such Subsidiary to execute and deliver to the Agent and the Banks a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material

Indebtedness Agreement and otherwise completed in a manner satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.17 Pari Passu Ranking. Parent Guarantor covenants that its obligations under the Guaranty of Payment shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of Parent Guarantor under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Parent Guarantor and its Subsidiaries.

Section 5.18 Terrorism Sanctions Regulations. Parent Guarantor covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making Loans hereunder to Parent Guarantor or from otherwise conducting business with Parent Guarantor or any Subsidiaries.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Borrower solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries, represents and warrants that the statements set forth in this Article VI are true, correct and complete.

Section 6.01 Organization; Subsidiary Preferred Equity. Borrower is a partnership duly organized and existing in good standing under the laws of Germany, and each Subsidiary of Parent Guarantor is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Parent Guarantor and each of such Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No such Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by Parent Guarantor or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Parent Guarantor most recent annual report on Form 10-K (excluding for any Subsidiary organized, acquired or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.

Section 6.02 Power and Authority. Borrower and each Subsidiary of Parent Guarantor has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Borrower has all requisite partnership power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite partnership action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized managers of Borrower and are valid obligations of Borrower, legally binding upon and enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.

Section 6.03 Compliance with Laws. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

Section 6.04 Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, in each case, which if determined adversely would have a Material Adverse Effect.

Section 6.05 Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.06 hereof or which the failure to have good title would not have a Material Adverse Effect.

Section 6.06 Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.06 hereof, (a) there is no financing statement outstanding covering any personal property of any Company, other than a financing statement in favor of Agent, for the benefit of the Banks, if any; (b) there is no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Agent, for the benefit of the Banks, if any; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind other than any security interest or Lien that may be granted to Agent, for the benefit of the Banks. No Company (other than the Receivables Subsidiary) has entered into any contract or agreement that exists on or after the Closing Date (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to Section 5.05(b), (c), (d), (e) (but only with respect to the assets the subject thereof) or (i) above) that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.07 Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.08 Environmental Laws. Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the failure to so comply would not have a Material Adverse Effect. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that, if determined adversely, would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law and that would have a Material Adverse Effect. As used in this

Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.

Section 6.09 Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan (except to the extent set forth in footnote 4 to Parent Guarantor’s Consolidated financial statements for the fiscal year ended October 31, 2006), the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, as applicable to Parent Guarantor from time to time) does not exceed the fair market value of Pension Plan assets.

Section 6.10 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents that has not already been obtained or completed.

Section 6.11 Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.12 Financial Statements. The Consolidated financial statements of Parent Guarantor for the fiscal year ended October 31, 2012 and the quarter ended on or about April 30, 2013 that are available to the Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.13 Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

Section 6.14 Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.15 Defaults. No Default or Event of Default exists hereunder nor will any begin to exist.

Section 6.16 Anti-Terrorism Law Compliance. No Company is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

Section 6.17 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country in violation of any law, regulation, order or directive enforced by any Compliance Authority or has any assets in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority. In addition to the foregoing, Borrower represents and warrants that (i) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the funds used to repay the Loans are not derived from any unlawful activity; and (iii) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01 Payments. If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.

Section 7.02 Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.08 or Section 5.13 hereof.

Section 7.03 Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.01 or Section 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Default is to be remedied.

Section 7.04 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Banks shall be false or erroneous.

Section 7.05 Cross Default. If any Company or Obligor shall default in the payment in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06 ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Banks determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.07 Change Of Control. If any Change of Control shall occur.

Section 7.08 Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.09 Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against Borrower or any Company shall be contested by such Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.

Section 7.10 Insolvency. If Borrower, Parent Guarantor or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII.

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or implication herein or elsewhere:

Section 8.01 Optional Defaults. If any Event of Default referred to in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08 or Section 7.09 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to Borrower, to accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02 Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.03 Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or Section 8.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.01 or Section 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.04 Equalization Provision. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of participation.

ARTICLE IX.

THE AGENT

The Banks authorize The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02 Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03 Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04 Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05 Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.

Section 9.06 Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Bank in writing that such Bank believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.11 hereof.

Section 9.07 Action By Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08 Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Required Banks shall direct and Agent shall promptly inform the other Banks in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09 Indemnification of Agent. The Banks agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10 Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Banks. If Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Banks of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11 No Reliance on Agent’s Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.

Section 9.12 USA Patriot Act. Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Banks’ Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the Loans hereunder or at any time or times thereafter.

Section 10.02 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03 Amendments; Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no such amendment, modification, termination, waiver or consent may be made with respect to (a) any increase in the Total Commitment Amount (other than pursuant to the provisions of Section 2.07) without the unanimous consent of all of the Banks, (b) the extension of the Maturity Date, the payment date of interest or principal with respect thereto, or the payment date of fees or amounts payable hereunder in each case without the consent of each Bank directly affected thereby, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder in each case without the unanimous consent of all of the Banks, (d) any change in any percentage voting requirement, voting rights, or the Required Banks definition in this Agreement in each case without the unanimous consent of all of the Banks, (e) the release of any Guarantor of Payment, if any, except in connection with a transaction permitted pursuant to Section 5.07 hereof, without the unanimous consent of all of the Banks or (f) any amendment to this Section 10.03 or Section

8.04 hereof without the unanimous consent of all of the Banks. In addition, the Commitment of any Bank may not be increased without the prior written consent of such Bank (even if such Bank is a Defaulting Bank). Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks may be effected with the consent of the applicable Banks other than Defaulting Banks), except that any waiver, amendment or modification requiring the consent of all Banks that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.

Section 10.04 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.05 Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Banks, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by Borrower, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.

Section 10.06 Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07 Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.08 Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09 Binding Effect; Borrower’ Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

Section 10.10 Assignments.

(a) Each Bank shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA (each an “Eligible Assignee”), without recourse, all or a percentage of all of such Bank’s Commitment, all Loans made by such Bank, such Bank’s Notes, and such Bank’s interest in any participation purchased pursuant to Section 2.01 or Section 8.04 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Bank to any Affiliate of such Bank which Affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

(c) Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Twenty Million Euros (€20,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) If an assignment made pursuant to this 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor Bank, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Bank (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Forms W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11 Participations.

(a) Each Bank shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D), as the case may be, in all or any part of such Bank’s Commitment, such Bank’s Commitment Percentage, any Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank’s interest in any participation, if any, purchased pursuant to, Section 8.04 or this Section 10.11.

(b) The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c) Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.02, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at Borrower’ request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.08 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e) Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12 Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13 Investment Purpose. Each of the Banks represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

Section 10.14 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15 Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of Borrower and the Banks shall be governed by New York law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York, New York, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.16 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17 JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Remainder of page intentionally left blank]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BORROWER:

Address:	Heinrich-Hertz Strabe 42-44 40699 Erkrath, Germany	Nordson Holdings S.a.r.l. & Co. KG represented by its general partner, Nordson S.a.r.l. by its managers:

Gregory A. Thaxton Manager A

Francois Bourgon Manager B

Axel Wenz Manager C

PARENT GUARANTOR:

Address:	28601 Clemens Road Westlake, Ohio 44145 Attention: Vice President, Chief Financial Officer	NORDSON CORPORATION

By:
	Name:	Gregory A. Thaxton
	Title:	Senior Vice President, Chief Financial Officer

Address:	1251 Avenue of the Americas New York. NY 10020	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as Administrative Agent and as a Bank

By:
Name:
Title: a

[Other Signature Pages to Follow]

Schedule 1

Banks and Commitments

Bank	Commitment Percentage	Commitment Amount
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	100%	€100,000,000

Total Commitment Amount:	100.00%	€100,000,000

EXHIBIT A

FORM OF

NOTE

€100,000,000	August 23, 2013

FOR VALUE RECEIVED, the undersigned, NORDSON HOLDINGS S.a.r.l. & Co. KG (“Borrower”) promises to pay on the Maturity Date, as defined in the Credit Agreement (as hereinafter defined), to the order of BANK OF TOKYO-MITSUBISHI UFJ, LTD (“Bank”) at the office of BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Agent, 1251 Avenue of the Americas, New York, NY 10020-1104, the principal sum of One Hundred Million EUROS (€100,000,000) or the aggregate unpaid principal amount of all Loans, as defined in the Credit Agreement, made by Bank to Borrower pursuant to Section 2.01 of the Credit Agreement, whichever is less, in the states of the European Union. As used herein, “Credit Agreement” means the Credit Agreement dated as of August 23, 2013, among Borrower, Nordson Corporation, the banks named therein (including in their respective special agency capacities) and Bank of Tokyo-Mitsubishi UFJ, Ltd., as Agent, as the same may from time to time be amended, restated or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Loan from time to time outstanding, from the date of such Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.01 of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.01; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Euro Loans, and payments of principal of any thereof, shall be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

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JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[INTENTIONALLY LEFT BLANK]

3

[SIGNATURE PAGE TO NOTE]

Nordson Holdings S.a.r.l. & Co. KG represented by its general partner, Nordson S.a.r.l. by its managers:

Gregory A. Thaxton Manager A

Francois Bourgon Manager B

Axel Wenz Manager C

4

EXHIBIT C

FORM OF

NOTICE OF LOAN

August 22, 2013

Bank of Tokyo-Mitsubishi UFJ, Ltd.

1251 Avenue of the Americas

New York, NY 10020-1104

Attention: Timothy Cassidy

Ladies and Gentlemen:

The undersigned, (the “Borrower”), refers to the Credit Agreement, dated as of August 23, 2013 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Nordson Corporation, as Parent Guarantor, the Banks, as defined in the Credit Agreement, and Bank of Tokyo-Mitsubishi UFJ, Ltd., as Agent, and hereby gives you notice, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.02 of the Credit Agreement:

(a) The Business Day of the Proposed Loan is August 28, 2013.

(b) The amount of the Proposed Loan is €100,000,000.

(c) The Proposed Loan is to be a Base Rate Loan             /Euro Loan             / Check one.)

(d) If the Proposed Loan is a Euro Loan, the Interest Period requested is one month             , two months             , three months             , six months             . (Check one.)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.02 and Article IV of the Credit Agreement have been satisfied.

5

Nordson Holdings S.a.r.l. & Co. KG represented by its general partner, Nordson S.a.r.l. by its managers:

Gregory A. Thaxton Manager A

Francois Bourgon Manager B

Axel Wenz Manager C

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EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

ARTICLE I. I am the duly elected [Chief Financial Officer] [Treasurer] of NORDSON CORPORATION, an Ohio corporation (“Nordson”);

ARTICLE II. I am familiar with the terms of that certain Credit Agreement, dated as of March 29, 2013, to be effective on the Effective Date (as defined in the Credit Agreement) (as defined below) among the undersigned as Parent Guarantor, Nordson Holdings S.a.r.l & Co. KG as Borrower, the Banks (including in their respective special agency capacities), as defined in the Credit Agreement, and Bank of Tokyo-Mitsubishi UFJ, Ltd., as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Nordson and its Subsidiaries during the accounting period covered by the attached financial statements;

ARTICLE III. The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

ARTICLE IV. The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

ARTICLE V. Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.04 of the Credit Agreement, which calculations show compliance with the terms thereof and a calculation of Consolidated Total Assets.

IN WITNESS WHEREOF, I have signed this certificate the             day of August             , 2013.

NORDSON CORPORATION

By:
Name: Title:

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EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower	NORDSON HOLDINGS S.a.r.l. & Co. KG

4.	Agent:	BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August 23, 2013, to be effective on the Effective Date among NORDSON HOLDINGS S.a.r.l. & Co. KG, NORDSON CORPORATION, the Banks parties thereto and BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Agent.

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6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]

[1]	$____________________	$____________________	__________%

	$____________________	$____________________	__________%

	$____________________	$____________________	__________%

Effective Date:                     , 20            [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted:

BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Agent

By:

Name:
Title:

[Consented to:]3

NORDSON HOLDINGS S.a.r.l. & Co. KG

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
[2]	To be added only if the consent of Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

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Represented by its general partner, Nordson S.a.r.l.by its managers:

Gregory A. Thaxton
Manager A

Francois Bourgon
Manager B

Axel Wenz
Manager C

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ANNEX 1

Credit Agreement

for Nordson Holdings S.a.r.l. & Co. KG

dated as of August 23, 2013

(the “Credit Agreement”)

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

and assumption agreement

ARTICLE VI.REPRESENTATIONS AND WARRANTIES.

Section 6.01 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Section 6.02 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under Section 10.10(a) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is an assignee described in Section 10.10(f) of the Credit Agreement, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Bank.

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ARTICLE VII.PAYMENTS. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to (but excluding) the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

ARTICLE VIII.GENERAL PROVISIONS. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.

[End of Annex 1]

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EXHIBIT F

FORM OF

GUARANTY

THIS GUARANTY (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Guaranty”) is executed as of August 23, 2013, by Nordson Corporation, an Ohio corporation (“Guarantor”), in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent for the Banks (together with its branches, affiliates, offices, successors and assigns, the “Agent”).

R E C I T A L S:

Whereas, Nordson Holdings S.a.r.l. & Co. KG, a German partnership (“Borrower”), may from time to time be indebted to the Banks pursuant to that certain Credit Agreement dated as of August 23, 2013 by and among Borrower, Guarantor, the Banks party thereto and the Agent (as amended, restated, refinanced, replaced, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”, and together with all instruments, agreements, certificates and other documents related thereto or delivered in connection therewith, as amended, restated, refinanced, replaced, supplemented, extended or otherwise modified from time to time, the “Loan Documents”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Whereas, Borrower has not had sufficient time to provide to the Banks adequate information to allow the Banks to undertake the customary and necessary credit analysis and underwriting to permit the Banks to make loans or otherwise extend credit or other financial accommodations to Borrower under the Credit Agreement and the Loan Documents and therefore the Banks have requested that Guarantor unconditionally guarantee payment of all present and future indebtedness, obligations and liabilities of Borrower to the Banks under the Credit Agreement and the Loan Documents in accordance with the terms herein.

Whereas, Guarantor will benefit from the Banks’ loans and extensions of credit and financial accommodations to Borrower.

NOW, THEREFORE, as an inducement to the Banks to enter into or accept the Credit Agreement and the Loan Documents and to make, offer, continue or extend, as applicable, loans, credit and other financial accommodations to, or for the account of, Borrower thereunder from time to time, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Banks the prompt and punctual payment when due (whether at stated maturity, upon acceleration or otherwise, and at all times thereafter) of any and all existing and future indebtedness, obligations and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to the

3	Guaranty

Banks arising, existing or from time outstanding under the Credit Agreement or any Loan Document (together with and including all principal, interest (whether accruing before or during the pendency of any insolvency-related action), costs, attorneys’ fees, breakage costs, indemnities, reimbursements and other amounts and expenses incurred by or owing to the Banks in connection therewith, collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral or other credit support therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty.

2. No Setoff or Deductions; Taxes. All payments under this Guaranty shall be made to the Bank by wire transfer prior to 12:00 noon (New York City time) on the day when due in Euros for the credit of the Agent on behalf of the Banks, SWIFT ID: BOTKGB2L, A/C#: GB82BOTK 6001 0900 0011 07, attention: Ligia Castro, Loan Operations Dept., Reference: Nordson Holdings S.a.r.l & Co. KG, in immediately available funds. All payments by Guarantor hereunder shall be paid in full, without setoff, counterclaim, deduction or withholding of any nature whatsoever, including, without limitation, for any and all present and future taxes. If Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income directly attributable to the Banks) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Banks shall receive the sum it would have received had no such deduction or withholding been made and shall also pay to the Banks, on demand, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Banks would have received if such taxes had not been imposed. Guarantor shall promptly provide the Banks with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld. Provided, however, all payments made by the Guarantor hereunder shall be subject to the provisions of Section 3.02(g) of the Credit Agreement.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing or incurred and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Credit Agreement and Loan Documents, together any commitments of the Banks issued thereunder, are terminated.

4. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

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5. Waiver of Suretyship Defenses. Guarantor agrees that the Banks may, at any time and from time to time, and without notice to Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing credit support, or collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any credit support or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of credit support or collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty. Guarantor waives any and all defenses arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder. Guarantor waives any right to assert any defense of which Borrower could otherwise avail itself and waives any benefit of and any right to participate in any security now or hereafter held by the Banks. Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

6. Representations and Warranties. Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent (that has not been obtained) under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, if any, that has been delivered to the Agent by or on behalf of Guarantor, is complete and correct in all material respects and accurately presents the financial condition and the operational results of Guarantor and since the date of the most recent financial statements delivered to the Bank, there has been no material adverse change in the financial condition or operational results of Guarantor.

7. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of the Banks or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If the Bank so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for the Banks and the proceeds thereof shall be paid over to the Agent on behalf of the Banks on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

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8. Subrogation, Etc. Guarantor shall exercise no right of subrogation, contribution, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and the Credit Agreement and the Loan Documents, together with any commitments of the Banks thereunder are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Agent on behalf of the Banks to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

9. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. This is a guaranty of payment and not of collection. Guarantor waives diligence by the Bank and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Banks to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

10. Information. Guarantor agrees to furnish promptly to the Agent any and all financial or other information regarding Guarantor as the Agent may request from time to time. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as Guarantor requires, and that the Agent has no duty, and Guarantor is not relying on the Agent at any time, to disclose to Guarantor any information relating to the financial condition, business or operations of Borrower.

11. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not Banks are in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

12. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by the Bank.

13. Assignment; Amendment. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Banks (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Banks and their successors and assigns and the Banks may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Bank and Guarantor.

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14. No Waiver; Enforceability. No failure by the Banks to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Governing Laws; Jurisdiction. This Guaranty shall be governed by the laws of the State of New York. Guarantor hereby irrevocably (a) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and (b) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Agent in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by nationally recognized overnight courier service at Guarantor’s address specified below its signature block on the last page hereof or by if transmitted by facsimile to its facsimile number specified below said signature block. Guarantor agrees that the Banks may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Banks’ possession concerning Guarantor, this Guaranty and any security or other support for this Guaranty.

16. Setoff. If and to the extent any payment is not made when due hereunder, the Banks may set off and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with the Banks.

17. Other Guarantees. Unless otherwise agreed by the Banks and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of the Banks or any term or provision thereof.

18. Expenses. Guarantor shall pay on demand all costs and expenses (including, without limitation, reasonable attorneys’ fees) in any way relating to the enforcement or protection of the Banks’ rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Banks in any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

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19. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND THE BANKS, BY THEIR ACCEPTANCE OF THIS GUARANTY, EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

8	Guaranty

Executed the date first stated above.

GUARANTOR:

NORDSON CORPORATION

By:
Gregory A. Thaxton
Senior Vice President, Chief Financial Officer
Address: 28601 Clemens Road Westlake, Ohio 44145
Facsimile No.: (216) 892-1824

Signature Page to Guaranty